Exhibit 99.1

FOR IMMEDIATE RELEASE    Contacts:   Kristin Mulvihill Southey
                                     Vice President, Investor Relations
                                     (310) 255-2635
                                     ksouthey@activision.com

                                     Maryanne Lataif
                                     Vice President, Corporate Communications
                                     (310) 255-2704
                                     mlataif@activision.com


              ACTIVISION ANNOUNCES $150 MILLION REPURCHASE PROGRAM

Santa Monica, CA - October 4, 2002 - Activision, Inc. (Nasdaq: ATVI) today announced that its Board of Directors has authorized a buyback program under which the company can repurchase up to $150 million of its common stock. Under the program, shares may be purchased as determined by the company from time to time in the open market or in privately negotiated transactions, including privately negotiated structured call option transactions, and through transactions in the options markets. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

Activision also reaffirmed its previously released earnings per share guidance of $0.09 and revenue guidance of $155 million for the fiscal quarter ended September 30, 2002. The company expects to issue its earnings release on October 29, 2002.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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